INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement Nos. 333-52956 and 811-07549 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated February 19, 2003 on the financial statements of Variable Annuity-1 Series Account for the years ended December 31, 2002 and 2001 and our report dated January 27, 2003 on the consolidated financial statements of Great-West Life & Annuity Insurance Company as of December 31, 2002 and 2001 and each of the three years in the period ended December 31, 2002.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte &  Touche LLP

Denver, Colorado
February 26, 2002